EXHIBIT 11-STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                                    Nine Months Ended March 31
                                        1998              1997
                                    __________________________


NUMERATOR:

   Net income before extraordinary
   item used in computing basic and
   diluted earnings per share       $268,382          $106,310
                                    ========          ========

   Net income used in computing
   basic and diluted earnings
   per share                        $ 93,382          $106,310
                                    ========          ========


DENOMINATOR:

   Denominator for basic earnings
   per share - weighted average
   common stock                    1,309,670         1,309,670

   Effect of dilutive securities
   - employee stock options           40,000            40,000
                                   ---------         ---------
   Denominator for diluted
   earnings per share - adjusted
   weighted average shares         1,349,670         1,349,670
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